EXHIBIT 99.1
FirstCash Announces Redemption of 6.75% Senior Notes Due 2021
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Fort Worth, Texas (June 29, 2017) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS) announced today the Company has completed the redemption of all of its outstanding 6.75% senior notes due 2021 (the “Notes”) not tendered in its previously completed tender offer and consent solicitation. The redemption price was 105.063% of the unpaid principal amount (principal of $50,421,000, plus a redemption premium of $2,552,815 or $50.63 per $1,000 principal amount of the Notes), plus accrued and unpaid interest on such Notes up to, but excluding, the redemption date. The Company used proceeds from its offering of $300,000,000 in aggregate principal amount of 5.375% senior notes due 2024 to redeem all the remaining outstanding Notes not tendered by the holders.

As previously announced, the Company received tenders from holders of $149,555,000 in aggregate principal amount of Notes, which represented approximately 75% of the $200,000,000 aggregate principal amount of Notes outstanding, all of which was tendered on or prior to May 26, 2017 and accepted for purchase on May 30, 2017. On June 13, 2017, the Company accepted for purchase and paid for an additional $24,000 aggregate principal amount of Notes tendered prior to the expiration of the tender offer and consent solicitation.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,000 retail pawn and consumer lending locations in 26 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala and El Salvador. The Company employs more than 16,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 95% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com